UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 11, 2012

STEEL PARTNERS HOLDINGS L.P.
(Exact name of registrant as specified in its charter)

Delaware	0-5465	13-3727655
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

590 Madison Avenue, 32nd Floor, New York, New York		10022
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (212) 520-2300

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.   Termination of a Material Definitive Agreement.

On April 11, 2012 (the “Termination Date”), Steel Partners Holdings L.P., a Delaware limited partnership (the “Company”), and WGL Capital Corp., a corporation organized under the laws of the State of Colorado (the “Manager”), terminated that certain Investor Services Agreement (the “Investor Services Agreement”), dated as of July 15, 2009, by mutual consent.  The Manager is an affiliate of SP General Services LLC, which manages the Company, and is controlled by Warren G. Lichtenstein, the Chairman and Chief Executive Officer of Steel Partners Holdings GP Inc., the general partner of the Company.

As a result of the termination of the Investor Services Agreement pursuant to the terms of the Second Amended and Restated Deferred Fee Agreement (the “Deferred Fee Agreement”), dated as of October 31, 2002, as amended and restated, by and between the Company and the Manager, the full amount in the Deferred Fee Account (as defined in the Deferred Fee Agreement) became immediately payable.  The deferred fees have been recorded as a liability by the Company of approximately $65 million as of February 29, 2012.  Instead of receiving the deferred fee in cash, the Manager has elected for the total amount to be paid in common units of the Company.  Under the Deferred Fee Agreement, the number of common units to be issued is determined by applying a 15% discount to the market price of the common units.  As a result, 6,403,002 Class B common units will be issued to the Manager, subject to adjustment based on the deferred liability as of March 31, 2012.  In connection with the termination of the Investor Services Agreement, the Manager agreed not to sell any of the common units issued as payment for the deferred fee during the one (1) year period following the Termination Date.

Item 3.02.   Unregistered Sales of Equity Securities.

On April 11, 2012, pursuant to the terms of the Deferred Fee Agreement, the Company issued 6,403,002 Class B common units to the Manager as an estimated payment for the deferred amounts payable as a result of the termination of the Investor Services Agreement.  The number of Class B common units issued is estimated based on the value of the Deferred Fee Account as of February 29, 2012 and is subject to adjustment as of March 31, 2012, once the amount of the Deferred Fee Account as of such date has been computed.  In connection with the issuance of the Class B common units to the Manager, the Manager entered into a lock-up agreement pursuant to which the Manager agreed that it shall not offer, sell, offer to sell, contract to sell, hedge, pledge, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or sell (or announce any offer, sale, offer of sale, contract of sale, hedge, pledge, sale of any option or contract to purchase, purchase of any option or contract of sale, grant of any option, right or warrant to purchase or other sale or disposition), or otherwise transfer or dispose of (or enter into any transaction or device which is designed to, or could be expected to, result in the disposition by any holder at any time in the future), the Class B common units for a period of one year from the Termination Date.

SIGNATURES

Pursuant to the requirements of the Exchange Act, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: April 12, 2012	STEEL PARTNERS HOLDINGS L.P.

	By:	/s/ James F. McCabe, Jr.
	Name:	James F. McCabe, Jr.
	Title:	Chief Financial Officer